Exhibit 14.1

UNIFI, INC.

ETHICAL BUSINESS CONDUCT POLICY STATEMENT
(As Revised July 23, 2014)

Table of Contents

1.	Legal Compliance and Ethical Standards Generally	1
2.	Conflicts of Interests	2
3.	Protection and Use of Company Property	3
4.	Insider Trading	4
5.	Record-Keeping, Accounting and Related Matters	5
6.	Relationships With Customers, Suppliers and Other Companies	6
7.	Workplace Environment and Behavior	10
8.	Payments to Government Personnel	11
9.	Government Investigations	12
10.	Some Special International Matters	13
11.	Marketing and Media; Investor Relations	14
12.	Use of Networks, Email and Other Internet Services	15
13.	Political Activities	15
14.	Reporting Suspected Violations	16
15.	Violations, Interpretations, Waivers and Other Administrative	17
16.	Disclaimer of Employment Contract	18

ETHICAL BUSINESS CONDUCT POLICY STATEMENT

Unifi, Inc. ("Unifi" or the "Company") is committed to the highest standards of ethical business conduct, based on fundamental principles of integrity and fair play as well as compliance with applicable laws, rules and regulations. Such conduct is required of Unifi personnel in the performance of their jobs or other Company responsibilities, whether such responsibilities relate to internal Company matters or to relationships with customers, suppliers, competitors or other members of the communities in which the Company operates. For purposes of this Ethical Business Conduct Policy Statement (the “Ethics Policy Statement”), the term “Unifi personnel” or “Company personnel” includes members of the Company’s Board of Directors (the “Board”) as well as the Company’s employees.

This Ethics Policy Statement has been adopted by the Board, and it is part of the Company’s broader program to promote among all personnel the Company’s commitment to ethical business conduct and to assist them in resolving questions and in reporting suspected violations without fear of retaliation or other reprisal. The Office of Corporate Compliance has been established to provide guidance and implement procedures to assist Company personnel in complying with this Ethics Policy Statement. All executive officers, Vice Presidents and others who supervise subordinate personnel are responsible for supporting such implementation and assisting with monitoring compliance.

All Unifi personnel have the responsibility to ask questions, seek guidance, promptly report suspected violations, and express any concerns regarding compliance with this Ethics Policy Statement. (Section 14 describes how concerns can be reported, including by using the confidential Corporate Hotline that Unifi maintains.) All Company personnel, regardless of office or position, shall be held accountable for compliance with this Ethics Policy Statement. A failure to comply will warrant appropriate discipline, which may include termination of employment or one’s other relationship with the Company, and may require notification of law enforcement authorities if criminal conduct is also involved.

As discussed in Section 15, this Ethics Policy Statement has been adopted to support compliance with the Company’s various policies that focus on specific matters, by highlighting the ethical behavior aspects. It does not replace or supersede any such policy, each which continues to apply and must be understood and followed by all Company personnel to whom they relate.

1.	Legal Compliance and Ethical Standards Generally

Complying with the law, both in spirit and letter, is the threshold standard for the Company’s commitment to ethical business conduct. Several of the more frequently implicated laws or regulations are addressed specifically in this Ethics Policy Statement. But, this threshold standard applies to all applicable laws, rules and regulations and all Company personnel, regardless of where they are based or may travel to conduct Company business.

The principles of integrity and fair play comprise the foundation of the Company’s commitment. They underlie the other values that are reflected in this Ethics Policy Statement, and they include, as integral components, the principles of honesty and doing the right thing in all business dealings. The remaining sections of this Ethics Policy Statement are built upon these general principles and standards.

2.	Conflicts of Interests

Unifi respects the rights of its personnel to manage their personal affairs, and Unifi does not wish to intrude upon such personal matters. At the same time, Unifi requires that a person’s outside activities and personal interests not hinder, distract or otherwise adversely affect the performance of his or her job or other responsibility to the Company. All Unifi personnel must perform their responsibilities in the best interest of Unifi, and they must avoid situations that present an actual or potential conflict between their personal interests and the interest of Unifi.

As a result, conflicts of interests are generally prohibited as a matter of Unifi policy. Exceptions may only be made in accordance with the following procedures. For an employee who is not an executive officer, all potential conflicts of interests must be reported to (and approved in writing by) an executive officer or by a Vice President in the reporting chain of the employee’s primary work department or area. Certain situations, as discussed elsewhere herein, may require express approval of an executive officer or the Corporate Compliance Officer. For directors and executive officers, all potential conflicts of interests must be reported to (and approved by) the Board or by a committee of the Board to which such approval authority may have been delegated, such as the Corporate Governance and Nominating Committee (the “Governance Committee”) or the Audit Committee.

A “conflict of interests” exists when someone’s personal interest conflicts in any way with an interest of Unifi, such that it threatens the person’s proper performance of his or her duty to Unifi. A conflict of interests can arise in a wide variety of situations, including when a person, or members of his or her family, receives an improper personal benefit as a result of his or her position with Unifi. Set forth below are examples of how a conflict of interests can arise. However, this Ethics Policy Statement cannot specifically address every potential situation. Company personnel are expected to evaluate closely the appropriateness of any activity or relationship that might give rise to a conflict of interests and to seek guidance if they have any questions.

Non-Unifi Employment - Unifi does not wish to interfere unreasonably with an employee’s activities outside the hours required to work for the Company. However, Unifi personnel may not work for Unifi’s customers or suppliers, for consultants related to Unifi’s field of interest, or for competitors of Unifi, without prior written approval of an executive officer. Otherwise, Unifi personnel may engage in other business activities, provided that:

●	Unifi’s relationship with its customers or suppliers is not adversely affected;

●	Unifi property is not involved without appropriate approval;

●	job performance and attendance are not adversely affected; and

●	Unifi work time is not used to conduct the outside business activity.

Gifts and Entertainment - The legitimate purpose of business entertainment and gifts is to help create good will and sound working relationships; it is not to gain unfair advantages for Unifi or personal benefits for any Unifi personnel. Yet, the receipt or giving of gifts or favors may be seen as an improper inducement to some concession or reciprocal benefit. Unifi wants its customers, suppliers and other vendors to understand that their business relationship with Unifi is based on their respective competitive abilities to meet Unifi’s business needs. Accordingly, it is Unifi’s policy that no gift or entertainment should ever be offered, provided or accepted by any Unifi personnel, or any of their family members, unless it satisfies the exceptions or limitations contained in Section 6 of this Ethics Policy Statement.

Significant Financial Interest In Certain Others - Unifi personnel and members of their household should not have a significant investment or other significant financial interest in the business of a customer, a supplier, a competitor, or an actual or potential participant in a transaction or any other business venture involving Unifi. Relatively small investments in the securities of publicly owned companies would not normally be considered significant, and thus would not be a violation of this guideline. The amount that would be considered significant will undoubtedly vary among Company personnel, depending on their respective personal circumstances. The Corporate Compliance Officer can (and should) be consulted for guidance about the implications of a person’s specific circumstances.

3.	Protection and Use of Company Property

All personnel have the responsibility to protect Company property and other resources from loss, theft or misuse and not to use Company property for non-Unifi activities without appropriate authorization. Information is one of Unifi’s most valuable assets. The protection of Company information, along with the Company’s tangible property, from unauthorized use, disclosure or destruction is the responsibility of every Unifi employee. Some examples are highlighted here.

Protection of Company Information - Company information is available to employees only on a need-to-know basis and must be used only for approved Company purposes. All personnel should maintain the confidentiality of information entrusted to them by the Company or its customers or suppliers, except when such disclosure is authorized by an executive officer or by a Vice President in the reporting chain of the employee’s primary work department or area, or such disclosure is legally mandated.

Use of Company Information for Personal Gain - As with the Company’s tangible property, no Company personnel may use Company information for personal financial profit or other personal advantage. More generally, Unifi personnel should not take for themselves any business opportunity that is discovered through the use of Company information or other property, or of which they become aware because of their position with the Company. Any such opportunity is a “corporate opportunity” that belongs to the Company. This restriction does not prevent any employee from pursuing or taking a job with someone else.

Intellectual Property Rights - Copyrights protect original works of authorship (such as technical papers, news articles, software, videos and artistic works) that are in a fixed form. Patents protect new and non-obvious products, processes, equipment and compositions. “Trade secrets” can cover a variety of sensitive information or know-how and have a special definition in the law, but where that definition is met, the information is protected. Copyrights, patents, “trade secrets” and other rights to know-how and intellectual property are valuable assets of the persons to whom they belong.

Unifi’s policy is to honor the valid intellectual property rights of others, and Unifi expects others to honor such rights of Unifi. Consistent with this policy, Unifi expects and requires all Company personnel to observe the following:

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Unifi personnel may not copy, reproduce otherwise or distribute (including electronically) any copyrighted work without the permission of the copyright owner or its authorized agent, or unless an exception is otherwise recognized for limited use.

●	With regard to computer software, Unifi personnel may copy and use software that is owned by others only in accordance with the applicable licensing agreement.

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Prior to commercialization, all new products and processes must be cleared by the Company’s Legal Department to ensure their commercialization will not infringe any valid patent or other intellectual property right of another person. A finding of infringement could result in Unifi losing its right to make the infringing product and may require payment of damages based upon the sales of the infringing product.

Inventions as Company Property - Unifi’s future growth and competitiveness depend in part upon the success of its research and development efforts. Any invention or other intellectual property that is conceived by Unifi personnel while employed by Unifi, and that relates to Unifi’s existing or contemplated business, shall be the exclusive property of Unifi, unless an express written agreement otherwise has been executed by an executive officer.

4.	Insider Trading

No Company personnel may buy or sell stock or other securities of Unifi (or any other company) while in possession of “material nonpublic information”. Such conduct is not only unethical and a violation of Unifi policy, it is also illegal.

In the United States, the federal securities laws prohibit the purchase or sale of securities by a person, in breach of a fiduciary duty or other relationship of trust or confidence, while he or she is in possession of material non-public information relating to those securities. (Such information is sometimes referred to as “inside information”.) The federal securities laws also prohibit persons from disclosing material non-public information to any other person (called “tipping”)who might trade in the relevant securities while in possession of the inside information. These laws apply to all levels of Unifi personnel and their families, not just Unifi’s directors and officers.

Information is “non-public” if it is not generally available to the public. The term “securities” not only includes Unifi’s common stock, it also includes stock options, restricted stock and restricted stock units, and other financial instruments that relate to or derive their value from Unifi’s securities (whether or not issued by Unifi).

Information is “material” if its disclosure would affect a reasonable investor’s decision to purchase or sell the securities. Information concerning Unifi’s sales, earnings, business prospects, significant acquisitions or mergers (or plans therefor), and major litigation developments are typical examples of material information. Other examples of information that may be considered material include:

●	news of major changes in senior management

●	loss of important contracts or customers

●	potential dividends or other planned action regarding Unifi stock

●	significant product developments or discontinuations

●	a major financing transaction or anticipated major expenditure

These are not, however, the only types of information that could be material.

Violations of the securities laws are taken very seriously, and government agencies regularly monitor trading activities. Violations can be prosecuted even when the amount involved is small or when a “tipper” made no profit at all. Violations can result in serious criminal and civil penalties against the individuals involved.

To avoid even the appearance of impropriety and to facilitate compliance with federal securities laws, Unifi policy also prohibits Unifi personnel from buying or selling “put” or “call” options, or making “short sales” of Unifi stock, whether or not in possession of inside information. In addition to the above, other restrictions apply to Unifi’s officers and directors.

5.	Record-Keeping, Accounting and Related Matters

Unifi requires honest and accurate recording and reporting of information in order to make responsible business decisions and to provide an accurate account of its performance in public disclosures. Unifi is committed to full compliance with all requirements applicable to its public disclosures, and especially with respect to accounting and related matters that can affect Unifi’s financial statements or reports that are covered by rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any stock market on which Unifi’s securities are traded. The accurate and timely reporting of Unifi’s financial results and financial condition requires that all financial information be recorded promptly and accurately, and that the Company’s systems for recording and reporting that information function properly and be subject to regular and thorough evaluations.

All of Unifi’s books, records and other accounts must be maintained in reasonable detail, must appropriately reflect Unifi’s transactions and must conform both to applicable legal and accounting requirements and to Unifi’s system of internal controls. Unrecorded or “off the books” accounts, funds or assets should not be maintained under any circumstances. No one may alter, knowingly make misleading entries or falsify Company records. Intentional accounting misclassifications and improper acceleration or deferral of expenses or revenues are examples of unacceptable reporting practices and serious violations of Company policy. Each Unifi employee is responsible for the integrity, completeness and accuracy of the Company records that he or she prepares or maintains. Many employees regularly incur business expenses that are reimbursed by Unifi; these must be documented and recorded accurately in accordance with Unifi’s employee reimbursement policy. Such reimbursement matters are a part of the record-keeping requirements of this Ethics Policy Statement.

It is also a violation of law as well as Unifi policy for any Unifi employee to attempt to improperly influence or mislead any accountant engaged in preparing Unifi’s audit. All personnel are responsible for reporting to Unifi any questionable accounting, internal accounting controls or auditing matters that may come to their attention. They may report concerns regarding these matters, without fear of retaliation or other reprisal of any kind, on a confidential and/or anonymous basis, by following the procedures as set forth in Section 14 for reporting suspected violations of this Ethics Policy Statement. These procedures include the Company’s Corporate Hotline described in Section 14.

All Company records, whether in physical or electronic form, must be retained in accordance with any Unifi records management and retention guidelines that have (or may be) established, and, in any event, in accordance with applicable legal requirements. Without limiting the foregoing, in the event of litigation or a governmental investigation, Company personnel must consult with the Office of the General Counsel before destroying any records that might relate in any way to such a matter, unless express approval has already been obtained for the proposed action from an executive officer or from a Vice President in the reporting chain of the employee’s primary work department or area.

6.	Relationships With Customers, Suppliers and Other Companies

Unifi sells and purchases superior products and services on the merits of competitive pricing, quality of work and materials, and timely performance. Unifi does not want to conduct business on any other basis. In all relationships, including with its competitors, Unifi adheres to its fundamental principles of integrity and fair play. That means, among other things, that Unifi and all of its personnel must strive to treat other parties fairly and honestly, by doing what is right in accordance with those principles, as well as what is legal. These principles lead to several important policy guidelines for behavior by Unifi personnel, including the following:

Contacts with Competitors - In all contacts with competitors or potential competitors, Unifi must avoid any conduct that suggests an express or implied understanding or agreement exists with respect to prices or other terms of sale or production, or the allocation of customers, markets or territories. Such agreements or understandings can serve as the basis for criminal liability under the antitrust laws of the United States or the comparable “competition” laws of other countries. Such violations could expose an employee to imprisonment and the Company to massive monetary penalties and significant civil damage claims. Therefore, Unifi policy prohibits any discussion or communication with any representative of a competitor or a potential competitor concerning, among other things, the following:

●	Prices, pricing policies and bidding information

●	Discounts, royalties or promotions

●	Credit or shipment terms, or other conditions of sale

●	Strategies for selection or development of customers

●	Strategies for development or rationalization of territorial markets

●	Strategies for products to be manufactured and/or sold

●	Production quantities or quotas

●	Employee compensation practices

Moreover, Unifi personnel should not ask someone else to determine what competitors will do in response to a proposed business action, where obtaining an answer would likely or reasonably involve the person contacting a Unifi competitor about a prohibited matter. Unifi personnel cannot do anything indirectly that would be a violation of law or Unifi policy if done directly.

Supplying Goods and Services - No Unifi employee may benefit, or seek to benefit, personally from a relationship that Unifi has with a customer or supplier. All employees must be free from the influence of personal considerations when representing the Company in transactions with outside parties; when making recommendations related to such transactions; or when making decisions about such transactions. As discussed in Section 2 of this Ethics Policy Statement, all personnel should avoid situations that could lead to divided loyalties or present the appearance of a conflict of interests.

Giving/Receiving Gifts or Favors - Unifi personnel and members of their household should not offer, solicit or accept any items of value to or from any person or organization that does or seeks to do business with, or is a competitor of, the Company, if doing so may be construed as an attempt to influence or induce business in an inappropriate manner. If a gift or other benefit is offered to an employee that is not normally associated with customary and approved Unifi business practices, an executive officer or Vice President (or his or her designee for such matters) must approve its acceptance.

The offer or acceptance of cash, cash equivalents or securities is not appropriate under any circumstances. An employee or a member of his or her household may accept promotional premiums or discounts on personal purchases of a supplier’s or customer’s product if such premiums or discounts are available to the public generally or, in most cases, if such items are offered generally to all other Company employees.

The unsolicited giving or receiving of meals, refreshment, travel arrangements, lodging or accommodations, entertainment, tickets, small gifts or gratuities, and other incidental benefits may be allowed, under the following guidelines, if the purpose is to hold bona fide business discussions or to foster legitimate business relations:

●	they are consistent with lawful and acceptable business customs and practices in the particular location;

●	they are not in violation of the ethical guidelines of the other person’s company;

●	they are of reasonable value and (if given by the Unifi employee) would be paid by the Company’s normal expense reimbursement procedures;

●	they cannot reasonably be construed as a bribe, pay-off or kickback;

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they will not cause, and would not reasonably be perceived to cause, the recipient to alter normal business judgment concerning any transaction with the Company or otherwise impair the individual’s loyalty to his or her employer; and

●	they would not be an embarrassment to the Company if publicly disclosed.

Under no circumstances should any gift, entertainment, meal, transportation, lodging or other thing of value be given to an employee of any U.S. state and federal agency, unless specific confirmation has been obtained from the Office of the General Counsel that it is lawful to do so in the particular circumstances or context.

In some countries outside the United States, local customs may encourage the giving or exchange of gifts in a business context on special occasions. In these countries, such customary giving of gifts may be allowed by Unifi, provided that the practice is lawful in the location and the gifts are of nominal value; the action cannot be construed as seeking special favor; and prior approval has been obtained from an executive officer or from a Vice President in the reporting chain of the employee’s primary work department or area. Where Company guidelines would not normally permit an employee to accept a specific gift, but a local custom would make refusal of the gift awkward or insulting, the gift can be accepted, if it is lawful to do so in such country. The employee should immediately consult with his or her supervisor or manager, who in turn shall immediately consult with an executive officer or a Vice President in the reporting chain of the employee’s primary work department or area, concerning the appropriate disposition of the gift. In addition, the Office of Corporate Compliance should be informed about the matter.

Any employee who is asked to make a questionable payment by a third party, or who is offered something of value in the course of his or her job duties that does not clearly fit within the above limited categories of exceptions, should immediately contact an executive officer or a Vice President in the reporting chain of the employee’s primary work department or area for guidance. The Office of the General Counsel should also be promptly notified about the matter.

Receiving Confidential Information from Other Companies - Unifi’s policy is not to accept information from other companies that could be deemed confidential, restricted or limited in its disclosure or use, unless a written agreement specifying the rights and obligations of all parties has been approved by Unifi’s Legal Department and signed by an authorized representative of each party. A properly approved and executed agreement is necessary to help assure that Unifi’s business, research and development, and technical services activities are not compromised, and that an unwanted confidential relationship is not claimed by another party. An appropriate agreement can also help to avoid the improper receipt of information under the Economic Espionage Act of 1996.

As a general matter, until such an agreement is in place, Unifi employees should refuse to discuss or accept the confidential information of others. Examples of such confidential information could include, but is not limited to, unsolicited disclosures by outside inventors; drawings and manuals that bear markings asserting confidentiality; proprietary designs, processes, methods, systems, procedures or formulas; or confidential financial information or business planning documents. An executive officer or a Vice President, acting with appropriate guidance from the Office of the General Counsel, may use lawful and ethical means to obtain non-public information about others.

Unifi employees visiting the offices or plants of customers, suppliers or competitors should not sign visitor registration pads or passes that contain secrecy agreements or confidentiality clauses. Where a secrecy or confidentiality agreement is necessary for such a visit, an appropriately drafted agreement should be approved by the Unifi Legal Department (and executed by the parties) prior to the visit.

Information about Other Companies - Unifi uses confidential information about other companies in an appropriate business context and limits the availability of such information to those who reasonably need it to conduct Unifi’s business. Unifi will not use any illegal or improper act to obtain another company’s trade secrets or other confidential business information. The use of industrial espionage, trespassing, burglary, wiretapping or any other such unlawful or unethical tactic to obtain such information, or for any other purpose, is prohibited.

Unifi also will not hire a competitor’s employees to obtain confidential information, or improperly solicit confidential data from employees of any party. A Unifi employee must not disclose or discuss confidential information from a previous employer with any Unifi employee. Any Unifi employee who is obligated under any written agreement of confidentiality with a former employer must comply with the terms of any such agreement.

Benchmarking And Information Exchanges - Benchmarking is a structured approach for exchanging and analyzing information between or among companies. Any exchanges of information with, or benchmarking of, competitors, whether directly or through a third party or consultant, must be carefully examined to determine whether they raise concerns under antitrust or competition laws. Any such benchmarking or exchanges of information should be approved in advance by the Office of the General Counsel.

Trade Associations and Industry Groups - Trade associations and industry groups typically involve meetings of competitors. In order to assure compliance with antitrust and competition laws and regulations, membership in such an organization, whether of competitors or customers or suppliers, require the advance approval of the Office of the General Counsel. At such meetings, Unifi personnel should not engage in formal or informal discussion of pricing or other similar matters with competitors.

7.	Workplace Environment and Behavior

Unifi’s policies and procedures for its workplace are designed to ensure that all employees are treated fairly and with respect; that employees treat others with the same respect; and that the physical spaces where Unifi employees work reflect Unifi’s commitment to health and safety and sustainability of the environment. These policies and procedures cover a broad range of legal requirements and standards as well as the Company’s fundamental principles for ethical business conduct. While the following matters are highlighted here for special attention, all such policies and procedures are subject to this Ethics Policy Statement.

Discrimination and Harassment - At the core of Unifi’s workplace behavior protocols and practices is Unifi’s prohibition of discrimination on the basis of race, color, religion, sex, sexual orientation, age, national origins, disability, veteran status, marital status or any other factor prohibited by law (each an “Anti-Discrimination Factor”). This policy applies to all personnel actions, including recruiting, hiring, promotions, compensation and benefits, transfers, layoffs and terminations.

Unifi is committed to providing a workplace that is free from all forms of discrimination and conduct that can be considered harassing, hostile or unlawfully coercive. Unifi’s policy prohibits any form of harassment of employees by managers, supervisors or co-workers, both in the workplace and off-premises, including at social activities conducted or sponsored by Unifi. Similarly, Unifi will not tolerate harassment by its employees of non-employees with whom Unifi employees have a business relationship.

If an employee believes that he or she has been subjected to discrimination or harassment of any type, the employee is encouraged to promptly notify the Human Resources Department or Unifi’s Legal Department, and the employee may also notify an executive officer or a Vice President. Any such person who is provided such notice (and any supervisor or manager who becomes aware of possible discrimination or harassment against a subordinate whom he or she supervises) must immediately inform the Office of the General Counsel. In lieu of providing notice personally to any such person, however, an employee may use the Company’s Corporate Hotline (as described in Section 14) to make a confidential and/or anonymous report of the behavior. All reports of discrimination or harassment will be investigated promptly and, to the extent possible, confidentially.

Broad Scope of Harassment - Harassment can take a variety of forms. Words and comments (including would-be “jokes”), signs, pictures, posters, emails or other electronic communications, as well as physical acts of violence or intimidation, or unwelcome contact or gestures, that are based on an Anti-Discrimination Factor may constitute harassment. Harassment may include conduct that is not directed at a particular individual, but that occurs in his or her presence. Any conduct that constitutes sexual harassment is particularly pernicious. Such harassment can include unwelcome sexual advances, explicit or implicit promises of favorable treatment in return for sexual favors, comments of a sexual nature, or the display of sexually explicit materials in the workplace. In any event, harassment in any form is prohibited and will not be tolerated by Unifi.

Alcohol and Drugs - All Unifi employees must be free of impairment due to alcohol or drugs upon reporting to work and during all work time. The illegal or unauthorized possession or use of alcohol or drugs on Company property is prohibited. The use of alcohol or drugs off-premises while on Company business is also prohibited, if such use results in either the impairment of the employee’s business judgment or job performance or placing the safety of the employee or others at risk. Appropriate levels of alcohol consumption at events that are principally social (including business networking events) are not prohibited by this guideline, although all Company personnel should be mindful that their behavior (in any situation) could potentially reflect upon Unifi.

As a condition of continued employment, employees must notify their immediate supervisor or manager, or Unifi’s Human Resources Department, in writing of any criminal drug statute conviction within five (5) days after such a conviction.

To achieve and maintain a drug-free workplace, each site within the Company will have discretion to adopt, in coordination with the Human Resources Department and the Office of the General Counsel, a lawful program of random, non-discriminatory, drug testing for all employees at that site.

Restriction on Firearms - The possession of firearms on any Company property is prohibited, unless specifically authorized by site procedures; as may be necessary for an employee’s job (such as a security guard); or express approval has been obtained from an executive officer and the Office of Corporate Compliance has been informed. Possession not only includes carrying a firearm on one’s person, it also includes having a firearm in a locker, in a Company vehicle at any time or in a private vehicle on Company property.

Employee Personal Relationships - Personal relationships (including sexual or other intimate relationships) between employees on their personal time and away from Company property are, as a general matter, outside the Company’s area of concern. However, the Company will become involved, and take appropriate action, if problems resulting from such a relationship manifest themselves on the job, or if a supervisor or manager engages in such a relationship with a subordinate who is under his or her supervision. Among other things, the latter situation could constitute (or create the appearance of) a conflict of interests that is prohibited by this Ethics Policy Statement.

8.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates and certain others covered by the FCPA (an “FCPA Covered Official”) in order to obtain or retain business or other competitive advantage, in any jurisdiction. In addition, the United States government has a number of laws and regulations regarding business gratuities that may be accepted by United States government personnel. The promise, offer or delivery to an official or employee of the United States government of a gift, favor or other gratuity in violation of these rules not only violates Unifi policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. In addition, as discussed in Section 10, some foreign countries have laws and rules on similar matters that may apply to certain of the Company’s operations.

Unifi’s policy is to comply with all applicable laws and regulations regarding payments (or providing things of value) to both United States and foreign government officials and employees, whether or not an FCPA Covered Official. Unifi will not offer, authorize or make any illegal payments, or provide anything of value, directly or indirectly, to a foreign or U.S. government official, political party or candidate for political office in order to cause or influence the person to use his or her influence to obtain or retain business or other competitive advantage for the Company. Both the offer and actual payment of anything of value for such purpose is illegal. Payments to third parties are also prohibited if a person knows or should know that the third party will use such funds to make such an illegal payment.

In certain foreign jurisdictions, but not in all of them, it is lawful to make so-called facilitating or expediting payments in order to receive secure timely performance of “routine governmental actions” that the Company is entitled to receive under local law. In certain situations, making such payments is not prohibited by this Ethics Policy Statement, if appropriate procedures are followed. “Routine governmental actions” in those jurisdictions include matters such as obtaining permits and licenses, processing visas and work permits, mail pickup and delivery, and providing telephone and water service and supply. “Routine governmental action” does not include any governmental decision whether, or on what terms, to award business or other competitive advantage to the Company. Where payments for routine governmental actions are required and lawful in a particular jurisdiction, they can be made, subject to the following conditions: prior approval has been obtained from Company legal counsel; the payments are limited to customary and nominal amounts; and the payments are made only to facilitate the proper performance of a routine governmental action.

Facilitating and expediting payments must be recorded as a business expense in the Company’s books and records. All payments of this type made by employees in the course of Company travel must be properly noted and labeled on their expense statements. Employees should exercise extreme caution in the making of such payments.

9.	Government Investigations

It is the Company’s policy to cooperate with any government investigation. A condition of such cooperation, however, is that the Company be adequately represented in such investigations by its own legal counsel. Accordingly, if any Company employee obtains information that would lead a reasonable person to believe that a government investigation or inquiry is underway (or about to commence), this information should be communicated immediately to the Office of the General Counsel.

Appropriate handling of government investigations is very important for the Company, for management, and for all employees. Virtually all of the federal laws regulating the conduct of the Company's business, including antitrust, securities, OSHA, environmental, government procurement, tax and financial reporting laws, contain civil and criminal penalties. The criminal penalties can apply to the Company as well as to Company personnel who took an action that violated the law or who failed to take action that resulted in a violation of the law.

Company personnel should never, under any circumstances, destroy any Company documents in anticipation of a request for those documents from any government agency or a court; alter any Company documents or records; lie or make any misleading statements to any government investigator; or attempt to cause any other Company employee, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

10.	Some Special International Matters

Unifi conducts its international business activities in strict compliance with all U.S. laws, including laws governing matters such as antitrust, customs, duties, anti-boycott, export control and foreign corrupt practices. The Company also obeys applicable laws of the foreign countries in which it does business. Because some foreign laws may vary widely from those in the United States, and from country to country, care must be taken to identify and accommodate such differences. Where comparable laws do not exist in a foreign country ─ or where the laws, customs or business practices in a particular country are less demanding than the Company’s policies and guidelines ─ Unifi will use its higher standards to guide the actions of the Company and its personnel. Other sections of this Ethics Policy Statement address the Company’s general requirements in this regard (e.g., Sections 1, 5, 7 and 8). Some special situations are covered here, but they do not limit the applicability of the broader requirements.

Anti-Bribery and Corruption - The United Kingdom Bribery Act and Brazil’s anti-corruption law (BL12.846/13) are examples of foreign country laws that prohibit or restrict certain types of business behavior. It is Unifi’s policy to comply with such laws to the extent they are applicable to Unifi’s activities or operations. As discussed in Section 8, the FCPA’s scope is broad and extends expressly to actions outside the United States, and Unifi personnel must comply with the FCPA at all times. In addition, where a foreign country has more restrictive requirements, Unifi personnel must also comply with those requirements whenever and wherever they are applicable.

Anti-Boycott - Unifi will not participate in or support economic boycotts that are not sanctioned by the U.S. government. Under the current U.S. anti-boycott laws, Unifi cannot do things such as refuse to do business with an illegally boycotted country; furnish or agree to furnish information about business relationships with illegally boycotted countries, or pay, honor, issue, confirm or negotiate a letter of credit requiring Unifi to participate in an illegal boycott.

Boycott related requests are often received orally or in the form of a contract bid, purchase order, insurance verification, letter of credit, shipping document, or joint venture or alliance negotiations. Any request for Unifi to participate in or support an illegal economic boycott must be reported to the U.S. government, and the failure to do so is a violation of U.S. law. These laws apply to Unifi’s operations outside as well as inside the United States. Any Unifi employee who receives a boycott request must immediately contact the Office of the General Counsel.

Export Control - The United States and many other governments have laws and regulations that govern, and in some cases prohibit, the export or other release of certain products and technical data from one country to another. Unifi’s policy is to comply with export regulations worldwide. Export laws and regulations are complex and change frequently. Employees involved in export activities should remain vigilant about legal requirements and consult with the Company’s export law legal counsel (or the Office of the General Counsel) regularly to ensure they are current on recent developments.

According to U.S. regulations, no controlled technical data or products may be shipped out of the United States without a license from the U.S. government. The re-export of products or technical data from the original destination to yet another country may require a re-export license prior to shipment to the re-export destination. “Technical data” means any information that can be used or adapted for use in the design, production, manufacture, utilization or reconstruction of articles or materials. Acts of exportation of technical data cover a broad range of activities that might not be readily apparent, because they include disclosing technical information to an employee of a Unifi foreign subsidiary; disclosing technical information to a non-U.S. citizen, including Unifi employees or consultants who do not have a green card; and providing information to non-U.S. companies or individuals. As a result, any disclosure of technical data to a non-U.S. person or entity must be reviewed, prior to export, in order to ensure compliance.

11.	Marketing and Media; Investor Relations

In marketing its products, Unifi must comply with any antitrust or competition law requirements, alluded to elsewhere in this Ethics Policy Statement. There are some additional or special legal or ethical principles that also govern Unifi’s conduct with respect to advertising and related marketing matters.

Unifi’s policy is that all advertising should be truthful. If Unifi makes specific claims about products, it should have supporting evidence. The Company should not label or market its products in any way that might cause confusion with the products of others. If Unifi engages in products comparisons, such comparisons should be fair. Comparative advertising is subject to special legal regulation and should, therefore, be cleared in advance with the Company's Legal Department. All use of the Company's trademarks and trade names in advertising should be in accordance with applicable law and Company policies. Advertising and promotional allowances are subject to very detailed and technical regulation under the Robinson-Patman Act and, therefore, should only be offered after approval from the Company's Legal Department.

More generally, Unifi values its relationships with those in the investment community and the media generally, and the Company should endeavor to provide full and prompt disclosure of material developments or events.

As a general matter, all communications with the media (or others in the public) relating to the Company’s public disclosures that are covered by SEC or stock market rules (or relating to financial matters otherwise) should be handled by or through the Company’s Chief Executive Officer or Chief Financial Officer, or his or her designee for such matters. All statements to the media (or responses to inquiries from the media) relating to operating activities or events should either be handled by or through the Company’s Chief Executive Officer or Chief Operating Officer, or his or her designee for such matters. If a particular media inquiry relates to a pending or threatened legal matter, all communications should also be coordinated with the Office of the General Counsel or the Company's legal counsel who is handling the particular matter. Any other employee asked for a statement from a member of the media should respond by explaining this policy.

Any communication from a Company shareholder requesting information relating to the Company or its business should be forwarded to the Company's Chief Executive Officer or Chief Financial Officer, or his or her designee, for proper handling.

12.	Use of Networks, Email and Other Internet Services

Unifi respects the individual privacy of its personnel, but these privacy rights do not supersede Unifi’s policies for work-related conduct or restrictions on the use of Company property. The Company's computer networks, voice mail and e-mail systems, and Internet service systems are the property of the Company and are expected to be used primarily for job-related purposes. Unifi provides its employees access to such systems and services to help them do their work for Unifi. Incidental and occasional personal use is permitted, so long as such use does not interfere with Unifi’s needs and operations; is not for personal gain or for any other improper purpose; and does not otherwise violate this Ethics Policy Statement. Unifi may, at any time and without notice, inspect and monitor the use of any and all such electronic resources.

Without limiting the foregoing, Unifi personnel are strictly forbidden from using the Company's computer and other electronic systems for the transmission of messages or other materials that may constitute harassment of another person. Examples include sexually explicit messages, cartoons, jokes, unwelcome propositions or love letters; ethnic or racial slurs; or anything else that could be construed as harassment that is prohibited by this Ethics Policy Statement.

All information that is created or stored on, or has passed through, Unifi’s computer system or other equipment becomes property of Unifi. Although an employee may have an individual password to access Unifi’s computer system and related equipment, the contents of e-mail communications and Internet activities are accessible by the Company at all times for any business purpose. While the Company permits incidental and occasional personal use, such messages and activity are treated the same as Company messages and activity. The encryption, labeling of an e-mail or document as private, deletion of an e-mail or document, or any other such action does not diminish Unifi’s rights. Employees should never use any Unifi equipment to transmit a message or conduct activities that they would not want to be monitored by the Company. Unifi personnel have no right or expectation of privacy with regard to their use of Unifi’s electronic resources.

13.	Political Activities

Participation in the political process is a basic right and civic responsibility, which Unifi encourages its personnel to exercise. However, it is important to make a distinction between individual and Company political activities, in order to assure compliance with applicable laws and regulations.

Individual Political Activities - As an individual, a Unifi employee’s participation in the political process includes activities such as serving in public office, voting, making financial contributions, working in support of candidates and political organizations, and the like. An employee’s involvement in such activities should be completely voluntary.

Employees considering seeking public office should be aware of applicable Company personnel policies and should discuss the matter with their supervisor or manager and with the Company’s Human Resources Department representative who has responsibility for the particular office location, and ultimate approval must be obtained from an executive officer or from a Vice President in the reporting chain of the employee’s primary work department or area. To prevent a possible conflict of interests situation, and to help ensure compliance with applicable law, at no time should Unifi’s name, information, property, time or other resources be used for an individual’s political activities that are not specifically sponsored or approved by the Company.

Company Political Activities – As a general matter, federal law restricts Unifi engagement in many corporate-level political activities, expenditures or contributions. Unifi’s policy is to comply with such legal requirements at all times. In any event, Unifi should not engage in corporate-level political activities unless the subject activity has been approved or authorized by the Board.

However, the Company may maintain a “separate segregated fund” (commonly referred to as a political action committee or “PAC”) from which it may make political contributions using funds solicited from certain employees. Unifi has a PAC, and the PAC is required, as a part of this Ethics Policy Statement, to conduct its activities in strict compliance with applicable laws and regulations.

14.	Reporting Suspected Violations

All Unifi personnel should promote ethical business conduct in accordance with this Ethics Policy Statement. In addition to encouraging other Company personnel to behave appropriately, and asking for guidance if they have a question or concern about their own proper conduct in a particular situation, all Company personnel are required to report any violation or suspected violation of this Ethics Policy Statement.

An employee may report any such matter to his or her supervisor or manager, an officer of the Company or the Corporate Compliance Officer. Any supervisor, manager or officer who receives such a report must promptly report it up-the-ladder to the Corporate Compliance Officer. A suspected violation report involving an executive officer or a director must be reported up-the-ladder to the Governance Committee of the Board. Any suspected violation report involving an accounting or financial records matter must also be reported up-the-ladder to the Audit Committee of the Board. The Corporate Compliance Officer shall ensure that the up-the-ladder reports are made promptly; and, if the Corporate Compliance Officer is not also the Company’s General Counsel at the particular time, then he or she shall also promptly notify the General Counsel about any such suspected violation report.

As a general matter, Unifi would prefer that an employee identify himself or herself in making a suspected violation report, because that might facilitate Unifi’s investigation of the matter being reported. However, any employee may choose to remain anonymous, and Unifi respects any such decision. Unifi shall use reasonable efforts to protect the identity of any person who makes a report; any retaliation or other reprisal for a report that is made in good faith will not be tolerated. Any Unifi personnel who engage in such retaliation or reprisal are subject to discipline themselves, up to and including termination; and, in appropriate cases, the person may also be subject to civil and/or criminal liability. Unifi shall also use reasonable efforts to protect the identity of the person about whom a suspected violation report is made, unless and until it is determined that a violation has occurred.

To facilitate reporting by personnel who want to remain anonymous, Unifi shall continue to maintain a Compliance Hotline that is available to all Unifi personnel around the world, 24 hours a day, seven days a week, and is equipped to handle the primary local language in the countries where Unifi operates. The Compliance Hotline shall continue to be staffed by an independent firm that is not affiliated with Unifi, and, to the extent consistent with applicable legal requirements, callers shall not be required to give their names. In all cases, employee privacy shall continue to be respected to the fullest extent possible under the law. The operator shall relay the information to the designee of the Office of Corporate Compliance, and shall provide the employee with a case number and callback date if desired.

The current Compliance Hotline is 1-800-514-5265 (for domestic calls in the U.S.). For calls from one of the Company’s current international locations, it is:

Location	Access Code (dial first)	Phone Number

Brazil	0800-890-0288 or 0800-888-8288	800-514-5265
El Salvador	800-1785	800-514-5265
Colombia	01-800-911-0011	800-514-5265
China	108-11 or 108-10 (Mandarin)	800-514-5265

Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Ethics Policy Statement. No person should use the Compliance Hotline for personal grievances that do not involve this Ethics Policy Statement.

15.	Violations, Interpretations, Waivers and Other Administrative

Any person violating this Ethics Policy Statement shall be subject to discipline, which may include termination of any employee. In some circumstances, the Company may also have an obligation to notify appropriate law enforcement authorities, because some violations of this Ethics Policy Statement are also violations of law.

Interpretations - The Corporate Compliance Officer is responsible for interpreting and applying this Ethics Policy Statement to specific situations in which questions may arise. The Office of Corporate Compliance will maintain a record of interpretations issued under this Ethics Policy Statement, so that such interpretations can be consistent throughout the Company.

Requests for Waivers or Exceptions - If an exception is permitted to the application of a provision of this Ethics Policy Statement, any employee (other than an executive officer, who should follow the procedures below) who believes that an exception is appropriate in his or her situation should first contact his or her immediate supervisor or manager. If the immediate supervisor or manager agrees that an exception is appropriate, the approval of an executive officer, a Vice President in the reporting chain of the employee’s primary work department or area, or the Corporate Compliance Officer must then be obtained. If the immediate supervisor or manager does not agree, the employee may nonetheless choose to seek an interpretation from an executive officer or such a Vice President or from the Corporate Compliance Officer. In any situation where the Corporate Compliance Officer is not involved in making the decision about a request for an exception, the Office of Corporate Compliance must nonetheless be informed about the request and its disposition. The Office of Corporate Compliance shall maintain a record of all requests (and the disposition thereof) for an exception to any provision of this Ethics Policy Statement.

Procedure for Executive Officers - Any violation of this Ethics Policy Statement by an executive officer shall be reported to the Audit Committee or the Governance Committee of the Board, depending upon which such committee the Board has delegated responsibility to handle such matters. Any request for a waiver of or exception from any provision of this Ethics Policy Statement by an executive officer shall be handled by the Audit Committee or the Governance Committee, as the case may be. A waiver for the benefit of an executive officer must be promptly disclosed in accordance with applicable law or stock exchange rules.

Distribution and Acknowledgement - All Company personnel shall be given a copy of this Ethics Policy Statement and shall be asked to sign a statement acknowledging that they have received and read it. (Every new employee must be given a copy of this Ethics Policy Statement, and asked to acknowledge receipt of it, not later than one week after being hired.) Changes or amendments to this Ethics Policy Statement must be provided to all Company personnel expeditiously. If there are interpretations of this Ethics Policy Statement that have broad application, they must also be distributed expeditiously to all Company personnel in an appropriate manner. (In all cases, the Company shall obtain a translation into other languages as necessary to ensure that all Company personnel are able to read the contents.)

Non-Exclusitivity of Important Policies - The policies stated or reflected in this Ethics Policy Statement are not all of the relevant policies applicable to Unifi personnel, and this Ethics Policy Statement is not a complete explanation of the various Company policies, or the laws and regulations, that are applicable to the Company and its personnel. All Company personnel have a continuing obligation to familiarize themselves with applicable laws, regulations and Company policies that relate to their jobs or other responsibilities to Unifi.

16.	Disclaimer of Employment Contract

Unless there is a written employment agreement between the Company and the employee (signed by a duly authorized executive officer), any employee is free to leave the employment of the Company, and the Company may terminate the employment of the employee, at any time and for any lawful reason. The Company's policy is to be an employment-at-will employer. Nothing contained in this Ethics Policy Statement (or in other publications of the Company) is intended to be, nor shall it be construed as, an employment agreement with any person.